Property Acquisition Option Agreement and
Definitive Financing Agreement Rescission

This Property Acquisition Option Agreement and Definitive Financing Agreement Rescission (“Agreement”) is entered into by and between International Asset Holding Corp., a Marshall Islands corporation (“IAHC”) and Spectral Capital Corporation, a Nevada corporation (“Spectral”) and the parent company of Extractive Resources Corporation, a Delaware corporation (“Extractive”) effective as of December 31, 2011.

Recitals

IAHC holds a 65% undivided interest in mineral properties in the Republic of Kazakhstan as designated under that certain Exploration and Mining Contract within the basin of the River Bayankol, Rayimbek District, Almaty Region, dated 4/13/2001 (“Mining Contract”) as specified in the definition of the Mining Allotment as defined in the Mining Contract which it received via contract with a third party Kazakhstan joint stock corporation.  These mineral properties (“Mineral Properties”) are licensed by the competent Kazakh authority for the extraction of ore containing gold.

On January 14, 2011, Spectral, through its subsidiary Extractive and IAHC entered into that certain Definitive Financing Agreement (“DFA”) whereby Spectral agreed to acquire a 65% interest in the Mining Contract in exchange for a financing commitment of $200,000,000 at no more than a 10% annual interest rate to be provided within 60 months of the date thereof.  In addition, on January 14, 2011, Spectral entered issued a Common Stock Purchase Warrant to IAHC to purchase 5,000,000 shares of Spectral Capital Corporation at a per share exercise price of $3.50.

Also, on January 14, 2011, Spectral and other parties entered into that Definitive Joint Venture Agreement (“JVA”), which was an agreement dependent on and predicated upon the DFA and which spelled out the process by which exploration and production operations would be carried out on the Mineral Properties.

In the nearly 14 months since Spectral and IAHC entered into the above referenced agreements (“Agreements”), Spectral has expended significant energies to attempt to secure and transfer appropriate title to the Mineral Properties into a Special Purpose Vehicle, a Kazakh entity formulated for the purpose of holding the rights granted under the Mining Contract.  IAHC has experienced significant difficulties in obtaining necessary assurances of title and transfer of title as well as obtaining necessary geological information.  Spectral has also received advice that the structure contemplated under the Agreements is not optimal for the type of financing contemplated by the parties and that instead Spectral should hold its interest as an option to acquire an interest in the mineral properties rather than as a direct owner and that such an option shall be exercisable and exercised only when ownership of the Mineral Properties is transferred to an appropriate Special Purpose Vehicle with proper verification of title and appropriate governmental approvals.  Furthermore, for tax and regulatory reasons, Spectral should hold its ownership interests in the property upon exercise through a wholly-owned Kazakh subsidiary that is in turn owned directly by Spectral.

The Parties desire to rescind all of the Agreements and instead replace them with this Agreement, which will specify that Spectral has an option to acquire a 65% interest in the Mineral Properties in exchange for the grant of 1,000,000 common shares of Spectral stock, to be escrowed pending appropriate delivery of title to the Mineral Properties to the Special Purpose Vehicle referenced below.  Spectral agrees that upon exercise of the option, its ownership in the Mineral Properties shall be contingent on its providing the financing requirements of the Mineral Properties up to $200,000,000 at an interest rate not to exceed 10% APR and that if Spectral should fail to provide such financing, its ownership interest shall be reduced in proportion to Spectral’s actual funding of the project as a percentage of the total required funding, up to $200,000,000, as specified below.

Therefore, the Parties agree as follows:

1.	Recitals. The recitals listed above are explicitly incorporated as a binding part of this Agreement.
2.
Rescission.  The Definitive Financing Agreement dated January 14, 2011 and the Common Stock Purchase Warrant of even date thereof are hereby rescinded, voided and of no force and effect, as if they had never been entered into.  The common stock warrants themselves are rescinded and cancelled.  The only obligations of any kind or character that the Parties may have to each other are contained in this Agreement.

3.
Release.  Except as otherwise agreed to in this Agreement, the Parties hereby forever release each other and their respective agents, successors, assigns, employees, shareholders, service providers, officers, directors, subsidiaries and affiliates for any and all obligations, liabilities and claims of any kind or character whatsoever related in any way to the subject matter of this Agreement, known or unknown, from the beginning of time until the date hereof.

4.
Option.  IAHC hereby grants to Spectral and Spectral hereby accepts an option to purchase an undivided 65% interest in the Mineral Properties, exercisable when IAHC has successfully caused the Mining Contract to be successfully transferred to a newly formed Special Purpose Vehicle (“SPV”), consisting of a Kazakh Joint Stock Company with 65% of the SPV being owned by a Kazakh entity whose ownership will be transferred 100% to Spectral at the point of exercise.  IAHC shall notify Spectral that the Option is exercisable in writing.  IAHC must provided such a notice within 24 months of the date hereof, or this Agreement shall be cancelled and of no further force and effect and the 1,000,000 shares in payment of the option, as listed in Section 5 hereof shall be returned from Escrow, as defined below, to Spectral.  Furthermore, IAHC shall pay the penalty/indemnity listed in Section 5 hereof, in the event that it is unable to deliver the Option by the date specified herein.  In the event that IAHC provides notice that the option is exercisable, Spectral must, within 120 days thereof, provide a written notice to IAHC of exercise.  If IAHC properly provides such notice that the option is exercisable and if Spectral wishes to exercise such an option and take delivery of its shares in the SPV, Spectral must demonstrate either sufficient assets or a third party financing commitment in an aggregate amount of at least $20,000,000, to begin development on the property.  Should IAHC be able to verify proper title and exercisability of the option hereunder, it shall be entitled to a release of the escrow shares immediately and should Spectral fail to exercise the option hereunder or fail to provide sufficient proof of financing as required hereunder, IAHC may cancel the option and this agreement and retain the payment in Section 5, which shall be immediately released from escrow. Furthermore, if Spectral successfully exercises the Option, it must still provide the required project funding for up to $200,000,000, at an interest rate of no more than 10%, either financed directly by Spectral or through a third party.  This commitment shall expire on the fifth anniversary of the exercise of the option.  In the event that Spectral shall fail to provide all such required financing and IAHC shall secure such financing form a third party, Spectral’s ownership shall be reduced proportionately in the SPV.  For example, if Spectral shall only provide $90,000,000 of $150,000,000 required for the property and IAHC shall provide third party financing for the remaining $60,000,000, Spectral shall lose 40% of its 65% interest in the SPV. This reduction shall only occur up to the maximum financing amount of $200,000,000.  Such third party financing provided by IAHC must also be at an interest rate of 10% or less.

5.
Payment.  Spectral hereby agrees to pay IAHC a fee of 1,000,000 shares (“Option Shares”) of common stock as consideration under this Agreement for the Option listed in Section 4 hereof.  Such Option Shares shall be issued in the name of IAHC or its designee(s) and shall be held in escrow by the escrow agent and governed by the escrow letter attached hereto of even date hereof.  The Option Shares shall be released as described in Section 4 hereof.

6.
IAHC Penalty.  Should IAHC not be able to deliver the exercisable option within 24 months as specified in Section 4, or should title to the Mineral Property prove deficient, the Option Shares shall be returned to Spectral from Escrow and shall be cancelled.  Furthermore, IAHC shall pay a penalty to Spectral equal to 100% of the costs and expenses, including legal fees, consultants, geologists, development and exploration costs, etc. that Spectral incurs or has incurred in pursuit of the Mineral Properties and in reliance on IAHC’s representations, in an amount not to exceed $5,000,000.  Such an amount shall be due within 30 days of proper demand hereof.

7.
Misc. This Agreement shall be governed by the laws of the State of Nevada (including all conflicts of law) in the United States of America and the parties hereby irrevocably submit themselves to the exclusive jurisdiction of the courts of such State and country.  This Agreement may be executed (by original or facsimile transmission) in several counterparts, each of which so executed shall be deemed to be an original, and such counterparts together shall constitute but one and the same instrument.

Accepted and Agreed to as of the date first written above by:

/s/ Jenifer Osterwalder	/s/ Igor Rybakov
Jenifer Osterwalder	Igor Rybakov
President and CEO	Managing Director
Spectral Capital Corporation	International Assets Holding Corp.